Exhibit 99.1

LOCKHEED MARTIN CORPORATION

Information

For Immediate Release

LOCKHEED MARTIN ANNOUNCES 2004 FOURTH QUARTER AND YEAR-END RESULTS

•	FOURTH QUARTER NET EARNINGS UP 8% TO $372 MILLION WITH FULL YEAR EARNINGS UP 20% TO $1.3 BILLION

•	FOURTH QUARTER EARNINGS PER SHARE UP 8% TO $0.83 WITH FULL YEAR EARNINGS PER SHARE UP 21% TO $2.83

•	GENERATES $2.9 BILLION IN CASH FROM OPERATIONS FOR THE YEAR

•	FOURTH QUARTER NET SALES UP 11% TO $10.0 BILLION WITH FULL YEAR UP 12% TO $35.5 BILLION

•	INCREASES OUTLOOK FOR 2005 SALES, EARNINGS PER SHARE AND CASH FROM OPERATIONS

BETHESDA, Maryland, January 27, 2005 – Lockheed Martin Corporation (NYSE: LMT) today reported fourth quarter 2004 net earnings of $372 million ($0.83 per diluted share), compared to $344 million ($0.77 per diluted share) in 2003. Net sales were $10.0 billion, an 11% increase over fourth quarter 2003 sales of $9.0 billion.

“We had excellent performance in 2004, resulting from the dedicated efforts of our workforce,” said Bob Stevens, President & CEO. “We will continue to deliver critical capabilities to our customers and focus on the fundamentals of our business while improving returns on invested capital and deploying cash to enhance shareholder value.”

SUMMARY REPORTED RESULTS AND OUTLOOK

The following table presents the Corporation’s results on a GAAP basis for the quarter and years ended December 31:

REPORTED RESULTS

(In millions, except per share data)

	4th Quarter		Year
	2004	2003	2004	2003
Net sales	$9,965	$8,978	$35,526	$31,824

Operating profit
Segment operating profit	$845	$697	$2,976	$2,468
Unallocated corporate expense, net:
FAS/CAS pension adjustment	(149)	(80)	(595)	(300)
Unusual items	(215)	15	(215)	(153)
Other	(33)	(16)	(77)	4

	$448	$616	$2,089	$2,019

Net earnings	$372	$344	$1,266	$1,053

Diluted earnings per share	$0.83	$0.77	$2.83	$2.34

Cash from operations	$89	$135	$2,924	$1,809

The following table and other sections of this press release contain forward-looking statements, which are based on the Corporation’s current expectations. Actual results may differ materially from those projected. See the “Forward-Looking Statements” discussion contained in this press release.

OUTLOOK

(In millions, except per share data)

2005 Projection
Net sales	$36,000 - $37,500
Diluted earnings per share	$3.05 - $3.30
Cash from operations	At least $3,000

The outlook for 2005 reflects improved operating performance and increased volume related to recent new business wins, the ongoing benefit of early retirement of debt during the fourth quarter of 2004, offset by an increase in the FAS/CAS pension adjustment as a result of lowering the discount rate used in calculating FAS 87 expense to 5.75%, and inclusion of estimated stock option expense as a result of adopting FAS 123R “Share-Based Payment” prospectively on July 1, 2005.

It is the Corporation’s practice not to incorporate adjustments to its outlook and projections for proposed acquisitions, divestitures or other unusual activities until such transactions have been consummated.

Sales and Net Earnings

Net sales for the quarter were $10.0 billion, an 11% increase over the $9.0 billion recorded in the comparable 2003 period. Net sales were $35.5 billion in 2004, a 12% increase over 2003 sales of $31.8 billion.

Net earnings for the quarter ended December 31, 2004 were $372 million ($0.83 per share). The fourth quarter results include an after-tax loss of $154 million ($0.34 per share) for the effect of previously disclosed unusual items including a charge related to the Pit 9 litigation, the cost of early retirement of debt, a gain on the sale of the New Skies Satellites investment and a gain on the sale of the COMSAT General business. The fourth quarter also included a $144 million ($0.32 per share) reduction in income tax expense resulting from the closure of an Internal Revenue Service examination. These items reduced net earnings by $10 million ($0.02 per share) in the fourth quarter.

Net earnings for 2004 were $1.3 billion ($2.83 per share), including the fourth quarter net charge of $10 million ($0.02 per share).

Net earnings for the quarter ended December 31, 2003 were $344 million ($0.77 per share) including an $8 million ($0.02 per share) gain from the sale of a business.

Net earnings for 2003 were $1.1 billion ($2.34 per share), including a net charge of $102 million ($0.22 per share) primarily associated with the early retirement of debt and the fourth quarter sale of a business.

Cash Flow, Leverage and ROIC

Cash from operations for the quarter and year ended December 31, 2004 was $89 million and $2.9 billion. The Corporation continued to execute its balanced cash deployment strategy during the quarter and year as follows:

•	Repaid $952 million of debt in the quarter and $1.1 billion during the year.

•	Increased its productive assets by $376 million in the quarter and $769 million during the year through capital expenditures.

•	Repurchased 5.3 million of its common shares at a cost of $307 million in the quarter and 14.7 million of its common shares at a cost of $772 million during the year.

•	Paid cash dividends of $111 million ($0.25 per share) in the quarter and $405 million ($0.91 per share) for the year.

•	Completed the acquisition of Sippican Holdings, Inc.

•	Sold its New Skies Satellites investment and its COMSAT General business.

The Corporation’s ratio of total debt-to-capitalization was 42% at the end of the fourth quarter, an improvement from 48% at December 31, 2003. At December 31, 2004, the Corporation’s cash and short-term investments were $1.5 billion.

The Corporation’s return on invested capital (ROIC) improved by 120 basis points during 2004 to 11.9%. ROIC is based on our return for the year divided by invested capital.

SEGMENT RESULTS

The Corporation operates in five business segments. Consistent with the manner in which the Corporation’s business segment operating performance is evaluated, unusual items are excluded from segment results and included in “Unallocated corporate expense net.” (See our 2003 Form 10-K for a description of “Unallocated corporate expense, net,” including the FAS / CAS pension adjustment.)

The following table presents the operating results of the five business segments and the Corporation on a consolidated basis as determined by GAAP for the quarters and years ended December 31:

(In millions)

	4th Quarter		Year
	2004	2003	2004	2003
Net sales
Aeronautics	$3,001	$3,034	$11,781	$10,202
Electronic Systems	3,108	2,602	9,724	8,991
Space Systems	1,798	1,451	6,357	6,021
Integrated Systems & Solutions	1,014	916	3,850	3,420
Information & Technology Services	1,041	972	3,801	3,174

Operating segments	9,962	8,975	35,513	31,808
Other	3	3	13	16

Total net sales	$9,965	$8,978	$35,526	$31,824

Operating profit
Aeronautics	$229	$200	$899	$690
Electronic Systems	325	241	969	858
Space Systems	127	103	489	403
Integrated Systems & Solutions	83	77	334	291
Information & Technology Services	81	76	285	226

Segment operating profit	845	697	2,976	2,468

Unallocated corporate expense net:
FAS/CAS pension adjustment	(149)	(80)	(595)	(300)
Unusual and other items	(248)	(1)	(292)	(149)

Total operating profit	$448	$616	$2,089	$2,019

The following discussion compares the operating results of the business segments for the quarter and year ended December 31, 2004 to the same periods in 2003.

Aeronautics

(In millions)

	4th Quarter		Year
	2004	2003	2004	2003
Net sales	$3,001	$3,034	$11,781	$10,202
Operating profit	$229	$200	$899	$690

Net sales for Aeronautics decreased slightly for the quarter and increased 15% for the year ended December 31, 2004 from the 2003 periods. In the quarter, Combat Aircraft sales were essentially flat as higher volume on the F-35 Joint Strike Fighter and F/A-22 programs offset declines in F-16 and other combat aircraft programs. Air Mobility decreased slightly due to lower C-130J deliveries partially offset by increased volume on other Air Mobility support activities. For the year, a $1.5 billion increase in Combat Aircraft due to higher volume on the F-35, F-16 and F/A-22 programs accounted for the majority of the increase in sales. The remaining increase in sales was mainly due to higher C-5 activities in Air Mobility.

Segment operating profit increased by 15% for the quarter and 30% for the year ended December 31, 2004 from the 2003 periods. In the quarter, the increase in operating profit was primarily due to $35 million in profits recognized on the five C-130J aircraft delivered this quarter and higher volume on the F-35 program. This increase was partially offset by declines in other Combat Aircraft programs. For the year, Combat Aircraft operating profit increased $95 million primarily as a result of higher sales volume on the programs discussed above and improved performance on the F/A-22 program. The remaining increase was primarily attributable to $85 million in operating profit recognized on 13 C-130J deliveries in 2004.

Electronic Systems

(In millions)

	4th Quarter		Year
	2004	2003	2004	2003
Net sales	$3,108	$2,602	$9,724	$8,991
Operating profit	$325	$241	$969	$858

Net sales for Electronic Systems increased 19% for the quarter and 8% for the year ended December 31, 2004 from the 2003 periods. For both the quarter and the year, the increase in sales was due to higher volume in Maritime Systems & Sensors (MS2)

and Missiles & Fire Control (M&FC). In MS2, higher volume on surface systems programs accounted for the increased sales in both periods. M&FC sales increased primarily due to higher volume on fire control and tactical missile programs.

Segment operating profit increased 35% for the quarter and 13% for the year ended December 31, 2004, compared to the 2003 periods. In the quarter, increases in operating profit on tactical missile and air defense programs at M&FC and surface system programs at MS2 offset lower operating profit on Platform Training & Transportation Solution (PT&TS) programs. In the fourth quarter of 2003, a loss provision for $25 million was established at M&FC for the likely exercise of early production options on a tactical missile program. For the year, improved performance on radar programs at MS2 and on tactical missile and fire control programs at M&FC more than offset a decrease in operating profit on simulation and training programs at PT&TS. The decrease in operating profit at PT&TS was due to a $25 million loss provision recorded in the third quarter of 2004 on certain international simulation and training contracts.

Space Systems

(In millions)

	4th Quarter		Year
	2004	2003	2004	2003
Net sales	$1,798	$1,451	$6,357	$6,021
Operating profit	$127	$103	$489	$403

Net sales for Space Systems increased by 24% for the quarter and 6% for the year ended December 31, 2004 from the 2003 periods. For the quarter, sales increased in both Satellites and S&DMS (Strategic and Defensive Missile Systems). Sales in Satellites increased as a result of two additional commercial satellite deliveries, which coupled with higher volume on government satellite programs resulted in a $385 million increase in sales over the comparable 2003 period. The increase in sales at S&DMS was primarily attributable to fleet ballistic missile programs. In Launch Services, a decrease in sales was mainly due to a decline in activities on the Titan launch vehicle program and one less Atlas launch in 2004.

For the year ended December 31, 2004, increases in Satellites’ and S&DMS’ sales more than offset a decrease in Launch Services. The increase in Satellites was due to increased volume on government satellite programs and one additional commercial satellite delivery in 2004. In S&DMS, the increase was primarily attributable to fleet ballistic missile programs. The lower volume in Launch Services was mainly due to a decline in the Titan launch vehicle program, which more than offset increases in both Atlas launches (six in 2004 compared to five in 2003) and Proton launches (four in 2004 compared to two in 2003).

Segment operating profit increased by 23% for the quarter and 21% for the year ended December 31, 2004, when compared to the 2003 periods. For the quarter, the increase in operating profit was primarily attributable to the additional commercial satellite deliveries, which was partially offset by lower profit on certain government satellite programs. The increase in Satellites’ operating profit more than offset a slight decline in profit in Launch Services, primarily driven by a decline in the Titan launch vehicle program.

For the year, Launch Services’ operating profit increased primarily due to U.S. Government support of the Atlas program and the benefit resulting from the first quarter termination of a launch vehicle contract by a commercial customer. This increase was offset by a decline in activities on the Titan launch vehicle program. Satellites’ operating profit increased due to commercial satellite deliveries, partially offset by lower profitability on a government satellite program. In the third quarter of 2003, government satellites operating profit included a $30 million charge related to a NASA satellite program.

Integrated Systems & Solutions

(In millions)

	4th Quarter		Year
	2004	2003	2004	2003
Net sales	$1,014	$916	$3,850	$3,420
Operating profit	$83	$77	$334	$291

Net sales for Integrated Systems & Solutions increased by 11% for the quarter and 13% for the year ended December 31, 2004 from the 2003 periods. For both the quarter and year, a higher volume of intelligence, defense and information assurance activities generated increased sales.

Segment operating profit increased by 8% for the quarter and 15% for the year ended December 31, 2004 from the comparable 2003 periods. The increase in operating profit for both the quarter and year was primarily attributable to higher volume and performance improvements on the activities described above.

Information & Technology Services

(In millions)

	4th Quarter		Year
	2004	2003	2004	2003
Net sales	$1,041	$972	$3,801	$3,174
Operating profit	$81	$76	$285	$226

Net sales for Information & Technology Services increased by 7% for the quarter and 20% for the year ended December 31, 2004 from the 2003 periods. For both the quarter and year, the increase in sales was primarily attributable to higher volume in Information Technology. Information Technology’s sales improved due to organic growth, as well as the net impact of a fourth quarter 2003 acquisition and a divestiture. The remaining increase in sales was primarily attributable to higher volume in Defense Services in both periods. NASA sales declined in both periods.

Segment operating profit increased by 7% for the quarter and 26% for the year ended December 31, 2004 from the 2003 periods. In both periods the operating profit increased mainly due to Information Technology volume and program performance.

FOURTH QUARTER 2004 HIGHLIGHTS

•	Lockheed Martin was one of five teams invited to compete for the next phase of the Integrated Wireless Network (IWN). IWN will provide secure, interoperable nationwide wireless communications for federal agents and allow multi-agency operations between the Departments of Justice, Homeland Security and Treasury.

•	An Atlas V launch vehicle placed the AMC-16 satellite into orbit – the 10th mission of the year for International Launch Services (ILS). Lockheed Martin provided both the satellite and the launch vehicle. This was the 74th consecutive successful Atlas launch. Also, a Proton launch vehicle provided by ILS placed the Lockheed Martin-built AMC-15 telecommunications satellite into orbit.

•	The Global Positioning System (GPS) IIR-13 satellite was launched successfully from Cape Canaveral and declared fully operational for military and civilian navigation users worldwide.

•	Following a successful critical design review, received Navy funding to commence detailed design and construction of the nation’s first Littoral Combat Ship (LCS).

•	Conducted the 15th successful test of the PAC-3 missile, involving a challenging scenario in which multiple PAC-3 missiles simultaneously engaged and destroyed two ballistic missile targets.

•	Received a NASA contract to design and build a Hubble Disposal Vehicle that would guide the Hubble Space Telescope to a safe re-entry into the Pacific Ocean at the end of its service life.

•	Awarded an Indefinite Duration/Indefinite Quantity contract by the Department of Justice for its Information Technology Support Services III program.

•	Won a seven-year contract to provide information technology support to the Social Security Administration (SSA).

•	Delivered the retrofitted Space Shuttle External Tank to NASA in preparation for the Return to Flight mission planned for later this year.

•	Lockheed Martin was selected by the National Oceanic and Atmospheric Administration (NOAA) National Weather Service (NWS) to compete in the next phase of the Advanced Weather Interactive Processing System (AWIPS).

•	Received a contract for continued production of the combat-proven High Mobility Artillery Rocket System for the U.S. Army and Marine Corps.

•	Received a follow-on order to provide Javelin anti-tank missiles to the United Kingdom.

•	Received a contract for the 4th C-130J aircraft for Denmark.

###

NEWS MEDIA CONTACT:	Tom Jurkowsky, 301/897-6352
INVESTOR RELATIONS CONTACT:	James Ryan, 301/897-6584 or
Mike Gabaly, 301/897-6455

Web site: www.lockheedmartin.com

Conference call: Lockheed Martin will webcast the earnings conference call (listen-only mode) at 3 p.m. E.T. on January 27, 2005. A live audio broadcast, including relevant charts, will be available on the Investor Relations page of the company’s web site at: http://www.lockheedmartin.com/investor.

FORWARD-LOOKING STATEMENTS

Statements in this release that are “forward-looking statements” are based on Lockheed Martin’s current expectations and assumptions. Forward-looking statements in this release include estimates of future sales, earnings and cash flow. These statements are not guarantees of future performance and are subject to risks and uncertainties. Actual results could differ materially because of factors such as: the availability of government funding for our products and services both domestically and internationally; changes in government and customer priorities and requirements (including changes to respond to budgetary constraints and cost-cutting initiatives, terrorist threats and homeland security); the impact of continued military operations in Iraq and Afghanistan, as well as other competing budget priorities, on funding for existing defense programs; the award or termination of contracts; difficulties in developing and producing operationally advanced technology systems; the timing and customer acceptance of product deliveries; performance issues with key suppliers, subcontractors and customers; financial market and other changes that may impact pension plan assumptions; charges from any future impairment reviews that may result in the recognition of losses and a reduction in the book value of investments, goodwill or other long-term assets; the future impact of legislation or changes in accounting or tax rules or pronouncements; the future impact of acquisitions or divestitures, joint ventures or teaming arrangements; the outcome of legal proceedings and other contingencies (including, lawsuits, government investigations or audits, and environmental remediation efforts); the competitive environment for defense and information technology products and services; and economic, business and political conditions domestically and internationally.

These are only some of the factors that may affect the forward-looking statements contained in this press release. For further information regarding risks and uncertainties associated with Lockheed Martin’s business, please refer to the Corporation’s SEC filings, including the “Management’s Discussion and Analysis of Results of Operations and Financial Condition,” “Risk Factors and Forward-Looking Statements” and “Legal Proceedings” sections of the Corporation’s annual report on Form 10-K and quarterly reports on Form 10-Q, copies of which may be obtained at the Corporation’s website: http://www.lockheedmartin.com.

All information in this release is as of the close of business on January 26, 2005. Lockheed Martin undertakes no duty to update any forward-looking statement to reflect subsequent events, actual results or changes in the Corporation’s expectations.

LOCKHEED MARTIN CORPORATION

Consolidated Statement of Earnings

Preliminary and Unaudited

(In millions, except per share data and percentages)

	QUARTER ENDED DECEMBER 31,		YEAR ENDED DECEMBER 31,
	2004	2003	2004	2003
Net Sales	$9,965	$8,978	$35,526	$31,824
Costs and Expenses	9,515	8,422	33,558	29,848

Earnings from Operations	450	556	1,968	1,976
Other Income and (Expenses), net	(2)	60	121	43

Operating Profit [EBIT]	448	616	2,089	2,019
Interest Expense	102	111	425	487

Earnings before Income Taxes	346	505	1,664	1,532
Income Tax (Benefit) Expense	(26)	161	398	479

Net Earnings	$372	$344	$1,266	$1,053

Effective Tax Rate	(7.5)%	31.9%	23.9%	31.3%

Earnings per Common Share:
Basic	$0.84	$0.77	$2.86	$2.36
Diluted	$0.83	$0.77	$2.83	$2.34

Average Number of Shares Outstanding:
Basic	442.9	445.2	443.1	446.5
Diluted	448.2	448.4	447.1	450.0

LOCKHEED MARTIN CORPORATION

Net Sales, Operating Profit and Margins

Preliminary and Unaudited

(In millions, except percentages)

	QUARTER ENDED DECEMBER 31,			YEAR ENDED DECEMBER 31,
	2004	2003	% Change	2004	2003	% Change
Net sales:

Aeronautics	$3,001	$3,034	(1)%	$11,781	$10,202	15%
Electronic Systems	3,108	2,602	19%	9,724	8,991	8%
Space Systems	1,798	1,451	24%	6,357	6,021	6%
Integrated Systems & Solutions	1,014	916	11%	3,850	3,420	13%
Information & Technology Services	1,041	972	7%	3,801	3,174	20%

Segment net sales	9,962	8,975	11%	35,513	31,808	12%

Other	3	3		13	16

Total net sales	$9,965	$8,978		$35,526	$31,824

Operating profit:
Aeronautics	$229	$200	15%	$899	$690	30%
Electronic Systems	325	241	35%	969	858	13%
Space Systems	127	103	23%	489	403	21%
Integrated Systems & Solutions	83	77	8%	334	291	15%
Information & Technology Services	81	76	7%	285	226	26%

Segment operating profit	845	697	21%	2,976	2,468	21%

Unallocated corporate expense, net [1]	(397)	(81)		(887)	(449)

Total operating profit	$448	$616		$2,089	$2,019

Segment margins:
Aeronautics	7.6%	6.6%		7.6%	6.8%
Electronic Systems	10.5%	9.3%		10.0%	9.5%
Space Systems	7.1%	7.1%		7.7%	6.7%
Integrated Systems & Solutions	8.2%	8.4%		8.7%	8.5%
Information & Technology Services	7.8%	7.8%		7.5%	7.1%
Total Segments	8.5%	7.8%		8.4%	7.8%

[1]	“Unallocated corporate expense, net” includes the FAS/CAS pension adjustment, earnings and losses from equity investments, interest income, costs for stock-based compensation programs, unusual items not considered in the evaluation of segment operating performance, corporate costs not allocated to the operating segments and miscellaneous corporate activities.

LOCKHEED MARTIN CORPORATION

Selected Financial Data

Preliminary and Unaudited

(In millions)

	QUARTER ENDED DECEMBER 31,		YEAR ENDED DECEMBER 31,
	2004	2003	2004	2003
Summary of unallocated corporate expense, net
FAS/CAS pension adjustment	$(149)	$(80)	$(595)	$(300)
Unusual items (expense) / income	(215)	15	(215)	(153)
Other items	(33)	(16)	(77)	4

Unallocated corporate expense, net	$(397)	$(81)	$(887)	$(449)

FAS/CAS pension adjustment
FAS 87 expense	$(219)	$(131)	$(884)	$(484)
Less: CAS costs	(70)	(51)	(289)	(184)

FAS/CAS pension adjustment - expense	$(149)	$(80)	$(595)	$(300)

	QUARTER ENDED DECEMBER 31,
	Operating profit (loss)		Net earnings (loss)		Earnings (loss) per share
	2004	2003	2004	2003	2004	2003
Unusual Items
Charge for Pit 9 litigation	$(180)	$—	$(117)	$—	$(0.26)	$—
Cost of early retirement of debt	(154)	—	(100)	—	(0.22)	—
Gain on sale of interest in New Skies Satellites, N.V.	91	—	59	—	0.13	—
Gain on sale of COMSAT General business	28	—	4	—	0.01	—
Previously disclosed items for prior year	—	15	—	8		0.02

	(215)	15	(154)	8	(0.34)	0.02
Closure of an IRS examination	—	—	144	—	0.32	—

	$(215)	$15	$(10)	$8	$(0.02)	$0.02

	YEAR ENDED DECEMBER 31,
	Operating profit (loss)		Net earnings (loss)		Earnings (loss) per share
	2004	2003	2004	2003	2004	2003
Unusual Items
Charge for Pit 9 litigation	$(180)	$—	$(117)	$—	$(0.26)	$—
Cost of early retirement of debt	(154)	(146)	(100)	(96)	(0.22)	(0.21)
Gain on sale of interest in New Skies Satellites, N.V.	91	—	59	—	0.13	—
Gain on sale of COMSAT General business	28	—	4	—	0.01	—
Previously disclosed items for prior year	—	(7)	—	(6)		(0.01)

	(215)	(153)	(154)	(102)	(0.34)	(0.22)
Closure of an IRS examination	—	—	144	—	0.32	—

	$(215)	$(153)	$(10)	$(102)	$(0.02)	$(0.22)

LOCKHEED MARTIN CORPORATION

Selected Financial Data

Preliminary and Unaudited

(In millions)

	QUARTER ENDED DECEMBER 31,		YEAR ENDED DECEMBER 31,
	2004	2003	2004	2003
Depreciation and amortization of property, plant and equipment
Aeronautics	$35	$25	$105	$89
Electronic Systems	41	43	162	160
Space Systems	36	36	134	120
Integrated Systems & Solutions	6	9	28	29
Information & Technology Services	4	11	40	42

Segments	122	124	469	440
Unallocated corporate expense, net	11	12	42	40

Total depreciation and amortization	$133	$136	$511	$480

Amortization of purchased intangibles
Aeronautics	$12	$12	$50	$50
Electronic Systems	12	12	47	47
Space Systems	2	2	8	8
Integrated Systems & Solutions	3	4	14	14
Information & Technology Services	3	3	14	8

Segments	32	33	133	127
Unallocated corporate expense, net	6	2	12	2

Total amortization of purchased intangibles	$38	$35	$145	$129

LOCKHEED MARTIN CORPORATION

Consolidated Condensed Balance Sheet

Preliminary and Unaudited

(In millions)

	DECEMBER 31, 2004	DECEMBER 31, 2003
Assets
Cash and cash equivalents	$1,060	$1,010
Short-term investments	396	240
Accounts receivable	4,094	4,039
Inventories	1,864	2,348
Other current assets	1,541	1,764

Total current assets	8,955	9,401

Property, plant and equipment, net	3,599	3,489
Investments in equity securities	885	1,060
Goodwill	7,892	7,879
Purchased intangibles, net	672	807
Prepaid pension asset	1,030	1,213
Other noncurrent assets	2,596	2,326

Total assets	$25,629	$26,175

Liabilities and Stockholders’ Equity
Accounts payable	$1,726	$1,434
Customer advances and amounts in excess of costs incurred	4,101	4,256
Other accrued expenses	2,797	3,067
Current maturities of long-term debt	15	136

Total current liabilities	8,639	8,893

Long-term debt	5,104	6,072
Accrued pension liabilities	1,660	1,100
Post-retirement and other noncurrent liabilities	3,205	3,354
Stockholders’ equity	7,021	6,756

Total liabilities and stockholders’ equity	$25,629	$26,175

LOCKHEED MARTIN CORPORATION

Consolidated Condensed Statement of Cash Flows

Preliminary and Unaudited

(In millions)

	YEAR ENDED DECEMBER 31,
	2004	2003
Operating Activities
Net income	$1,266	$1,053
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization of property, plant and equipment	511	480
Amortization of purchased intangibles	145	129
Changes in operating assets and liabilities
Receivables	(87)	(258)
Inventories	519	(94)
Accounts Payable	288	330
Customer advances and amounts in excess of costs incurred	(155)	(285)
Other	437	454

Net cash provided by operating activities	2,924	1,809

Investing Activities
Expenditures for property, plant and equipment	(769)	(687)
Purchases of short-term investments, net	(156)	(240)
Acquisitions of businesses / investments in affiliated companies	(91)	(821)
Divestitures and other activities	308	287

Net cash used for investing activities	(708)	(1,461)

Financing Activities
Repayments related to long-term debt	(1,089)	(2,202)
Issuances of long-term debt	—	1,000
Long-term debt issuance and repayment costs	(163)	(175)
Common stock activity, net	(509)	(438)
Common stock dividends	(405)	(261)

Net cash used for financing activities	(2,166)	(2,076)

Net increase (decrease) in cash and cash equivalents	50	(1,728)
Cash and cash equivalents at beginning of period	1,010	2,738

Cash and cash equivalents at end of period	$1,060	$1,010

LOCKHEED MARTIN CORPORATION

Consolidated Statement of Stockholders’ Equity

Preliminary and Unaudited

(In millions)

	Common Stock	Additional Paid-In Capital	Retained Earnings	Unearned Compensation	Unearned ESOP Shares	Accumulated Other Comprehensive Loss [1]	Total Stockholders’ Equity
Balance at January 1, 2004	$446	$2,477	$5,054		$(17)	$(1,204)	$6,756
Net earnings			1,266				1,266
Common stock dividends			(405)				(405)
Common stock activity, net	(8)	(254)		$(23)	17		(268)
Other comprehensive loss						(328)	(328)

Balance at December 31, 2004	$438	$2,223	$5,915	$(23)	$—	$(1,532)	$7,021

[1]	Includes the minimum pension liability of $1.2 billion at December 31, 2003 and an increase to this liability of $276 million during 2004.

LOCKHEED MARTIN CORPORATION

Return on Invested Capital (ROIC)

Preliminary and Unaudited

(In millions, except percentages)

	DECEMBER 31,
	2004	2003
Net earnings	$1,266	$1,053
Interest expense (multiplied by 65 percent1)	276	317

Return	$1,542	$1,370

Average long-term debt, including current maturities	$5,932	$6,612
Average equity [2]	7,015	6,170

Average Invested Capital	$12,947	$12,782

Return on Invested Capital	11.9%	10.7%

[1]	Represents after-tax interest expense utilizing the federal statutory tax rate of 35 percent.
[2]	Equity includes non-cash adjustments for other comprehensive losses, primarily for the additional minimum pension liability.

We define Return on Invested Capital (ROIC) as net income plus after-tax interest expense divided by average invested capital (shareholders’ equity plus debt). Management believes that ROIC provides greater visibility into how effectively Lockheed Martin deploys capital. Management uses ROIC as a target level to help ensure that overall performance is understood and acceptable when capital is invested. ROIC is not a measure of financial performance under generally accepted accounting principles (GAAP), and may not be defined and calculated by other companies in the same manner. ROIC should not be considered in isolation or as an alternative to net income as an indicator of company performance.

LOCKHEED MARTIN CORPORATION

Operating Data

Preliminary and Unaudited

(In millions, except deliveries and launches)

	DECEMBER 31,
	2004	2003
Backlog
Aeronautics	$30,489	$37,580
Electronic Systems	18,239	17,339
Space Systems	16,112	12,813
Integrated Systems & Solutions	4,586	4,350
Information & Technology Services	4,560	4,817

Total	$73,986	$76,899

	QUARTER ENDED DECEMBER 31,		YEAR ENDED DECEMBER 31,
	2004	2003	2004	2003
Deliveries [1]
F-16 [2]	22	22	83	62
C-130J	5	6	13	15

Launches
Atlas	1	2	6	5
Proton	1	—	4	2
Titan IV	—	—	1	2

[1]	Deliveries - Aircraft delivered to and accepted by customers.
[2]	Sales were recognized upon delivery of certain aircraft (unit-of-delivery sales recognition) and for others, sales were recognized on a percentage-of-completion basis.